Exhibit 4.6

Description of Portman Ridge Finance Corporation’s Registered Securities

References herein to “we,” “us,” “our” and “Company” refer to Portman Ridge Finance Corporation and not to any of its subsidiaries.

COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “certificate of incorporation”), and our Second Amended and Restated Bylaws, as amended (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the Certificate of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Voting

Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of common stock possess exclusive voting power except (i) as provided with respect to any other class or series of capital stock or (ii) as may be required by the Investment Company Act of 1940 (the “1940 Act”) if we fail to meet certain asset coverage requirements. There is no cumulative voting in the election of directors, or any other matter, which means that holders of a majority of the outstanding shares of common stock are able elect all of our directors, and holders of less than a majority of such shares are unable to elect any director.

Dividends

Under the terms of our certificate of incorporation, all shares of our common stock have equal rights as to earnings, assets and dividends. The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend is subject to the discretion of our board of directors (“Board of Directors”).

Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by U.S. federal and state securities laws or by contract.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of any series preferred stock that might be outstanding at that time.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Under our certificate of incorporation, we will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees and related disbursements), judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, penalties and amounts paid or to be paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, except with respect to any matter as to which such person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such person’s action was in our best interests or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. Our certificate of incorporation also provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to us or our stockholders, for acts or omissions not in good faith in the reasonable belief that the action was in the best interests of the Company or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividends or redemptions or for any transaction from which the director derived an improper personal benefit. So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability will be limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its stockholders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Our certificate of incorporation permits us to secure insurance on behalf of any person who is or was or has agreed to become a director or officer of our Company or is or was serving at our request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have obtained liability insurance for our officers and directors.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Measures

We are subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. Our certificate of incorporation and bylaws provide that:

•	the Board of Directors is divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•	directors may be removed only for cause, at a meeting called for that purpose, by the affirmative vote of the holders of 75% of the shares of our capital stock entitled to vote; and

•

subject to the requirements of the 1940 Act, any vacancy on the Board of Directors, however the vacancy occurs, including a vacancy due to an enlargement of the Board of Directors, may only be filled by vote of the directors then in office.

The classification of our Board of Directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us.

Our certificate of incorporation and bylaws also provide that:

•

any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•	special meetings of the stockholders may only be called by our Board of Directors, chairman or CEO.

Our bylaws provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay, until the next stockholders’ meeting, stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

Delaware’s law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Under our certificate of incorporation and bylaws, the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote is required to amend or repeal any of the provisions of our bylaws. Moreover, our bylaws provide that generally, a majority of the shares of our capital stock issued and outstanding and entitled to vote may amend our certificate of incorporation. However, the vote of at least 75% of the shares of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal any provision of the certificate of incorporation pertaining to the Board of Directors, limitation of liability, indemnification, stockholder action or amendments to the certificate of incorporation, to approve a proposal to convert, whether by merger or otherwise, from a closed-end company to an open-end company or to approve a proposal to effect our liquidation or dissolution. However, if such amendment or proposal is approved by at least 75% of our continuing directors (in addition to approval by our Board of Directors), such amendment or proposal may be approved by the stockholders entitled to cast a majority of the votes entitled to be cast on such matter. The “continuing directors” is defined in our certificate of incorporation as our directors at the time of the completion of our initial public offering as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on our Board of Directors. The stockholder vote with respect to our certificate of incorporation or bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series preferred stock that might be outstanding at the time any such changes are submitted to stockholders. In addition, our certificate of incorporation permits our Board of Directors to amend or repeal our bylaws by a majority vote.

Limitation on Liability of Directors and Officers and Indemnification

Under our certificate of incorporation, we will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees and related disbursements), judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, penalties and amounts paid or to be paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, except with respect to any matter as to which such person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such person’s action was in our best interests or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. Our certificate of incorporation also provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to us or our stockholders, for acts or omissions not in good faith in the reasonable belief that the action was in the best interests of the Company or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividends or redemptions or for any transaction from which the director derived an improper personal benefit. So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability will be limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its stockholders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Our certificate of incorporation permits us to secure insurance on behalf of any person who is or was or has agreed to become a director or officer of our Company or is or was serving at our request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have obtained liability insurance for our officers and directors.

Transfer Agent and Registrar

The transfer agent and registrar for common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 59 Maiden Lane, New York, New York 10038, and its telephone number is (718) 921-8124 or (800) 937-5449.

Listing

Our common stock is traded on The NASDAQ Global Select Market under the symbol “PTMN.”

6.125% NOTES DUE 2022

The following description of the Company’s 6.125% Notes due 2022 is a summary and not complete. The summary is qualified in its entirety by the specific terms and provisions of the base indenture, dated October 10, 2012, and a second supplemental indenture thereto, dated as of August 14, 2017, between us and U.S. Bank National Association, as trustee. We refer to the indenture and the second supplemental indenture collectively as the “indenture” and to U.S. Bank National Association as the “trustee.”

We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit the distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary purposes without regard to asset coverage.

General

We issued $77,400,000 aggregate principal amount of 6.125% Notes due 2022 (the “Notes”), maturing September 30, 2022. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the Notes is 6.125% per year and will be paid every March 30, June 30, September 30 and December 30, beginning on September 30, 2017, and the regular record dates for interest payments will be every March 15, June 15, September 15 and December 15. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. As of March 5, 2020, [$77,400,000] aggregate principal amount of the Notes was outstanding.

The Notes were issued in denominations of $25 and integral multiples of $25 in excess thereof. The Notes are not subject to any sinking fund and holders of the Notes do not have the option to have the Notes repaid prior to the stated maturity date.

The indenture generally does not contain any provisions that gives holders protection in the event we issue a large amount of debt or we are acquired by another entity.

We have the ability to issue indenture securities with terms different from the Notes and, without the consent of the holders thereof, to reopen the Notes and issue additional Notes.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after September 30, 2019, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to the date fixed for redemption.

Holders may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, the Holder will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act.

If we redeem only some of the Notes, the trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Global Securities

Each Note was issued in book-entry form and is represented by a global security that we deposited with and register in the name of The Depository Trust Company, New York, New York, known as DTC, or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security.

Termination of a Global Security

If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Payment and Paying Agents

We pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Note on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments is governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

In the event the Notes become represented by certificated securities, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date to the holder of the Notes as shown on the trustee’s records as of the close of business on the regular record date at our office in New York, New York. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in a notice to holders against surrender of the Note.

Alternatively, at our option, we may pay any cash interest that becomes due on the Notes by mailing a check to the holder at his, her or its address shown on the trustee’s records as of the close of business on the regular record date or by transfer to an account at a bank in the United States, in either case, on the due date.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we make the payment on the next day that is a business day. Payments made on the next business day in this situation are treated under the indenture as if they were made on the original due date. Such payment do not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Events of Default

Holders have certain rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the Notes means any of the following:

•	we do not pay the principal of any Note on its due date;

•	we do not pay interest on any Note within 30 days of its due date;

•

we remain in breach of a covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the Notes);

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the default by us with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10 million in the aggregate (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless such default is not cured within 30 days;

•

a final judgment for the payment of $15 million or more (excluding any amounts covered by insurance) rendered against us, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days; or

•	the Notes have an asset coverage of less than 100% on the last business day of each of twenty-four consecutive calendar months.

An Event of Default for the Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable. If an Event of Default referred to in the second to last bullet point above with respect to us has occurred, the entire principal amount of all the Notes will automatically become due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a holder is allowed to bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce such holder’s rights or protect your interests relating to the Notes, the following must occur:

•	the holder must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least 25% in principal amount of all the Notes must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the Notes must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, holders are entitled at any time to bring a lawsuit for the payment of money due on the Notes on or after the due date.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the Notes may waive may waive any past defaults other than:

•	the payment of principal or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the Notes;

•

the merger or sale of assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded; and

•	we must deliver certain certificates and documents to the trustee.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes issued thereunder.

Changes Requiring Holder Approval

First, there are changes that we cannot make to the Notes without holder approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the Notes;

•	reduce any amounts due on the Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;

•	change the place or currency of payment on a Note;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of Notes whose consent is needed to modify or amend the indenture; and

•	reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the following approval:

•	if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes; and

•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “ — Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:

The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described later under “ — Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.

Defeasance

The following provisions will be applicable to the Notes.

Covenant Defeasance

Under current U.S. federal tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, we must do the following:

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Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;

•

we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

•	defeasance must not result in a breach or violation of, or result in a default under, of the indenture or any of our other material agreements or instruments; and

•

no default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, holders can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;

•

we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	defeasance must not result in a breach or violation of, or constitute a default under, of the indenture or any of our other material agreements or instruments; and

•

no default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the Notes. Holders could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Other Covenants

In addition to any other covenants described in this prospectus supplement and the accompanying prospectus, the following covenants shall apply to the Notes:

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We agree that for the period of time during which the Notes are outstanding, we will not violate (regardless of whether we are subject to) Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. These provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings.

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We agree that for the period of time during which the Notes are outstanding, we will not violate (regardless of whether we are subject to) Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, giving effect to (i) any exemptive relief granted to us by the SEC and (ii) no-action relief granted by the SEC to another BDC (or to the Company if it determines to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act in order to maintain the BDC's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. These provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, is below 200% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase.

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If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.

Form, Exchange and Transfer of Certificated Registered Securities

If registered Notes cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering Notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Ranking

The Notes are our direct unsecured obligations and will rank:

•	pari passu with our existing and future senior unsecured indebtedness;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes; and

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effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

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structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and portfolio companies with respect to which we hold equity investments, including, without limitation, the indebtedness of KCAP Funding and the Asset Manager Affiliates.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Designated Senior Indebtedness (as defined below). In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Designated Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities, upon our dissolution, winding up, liquidation or reorganization before all Designated Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Designated Senior Indebtedness or on their behalf for application to the payment of all the Designated Senior Indebtedness remaining unpaid until all the Designated Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Designated Senior Indebtedness. Subject to the payment in full of all Designated Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Designated Senior Indebtedness to the extent of payments made to the holders of the Designated Senior Indebtedness out of the distributive share of such subordinated debt securities.